================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  ____________

                                   FORM 8-K/A

                                 CURRENT REPORT


PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JUNE 4, 1996

                                  ____________

                          PRIME MEDICAL SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          DELAWARE                    0-22392                   74-2652727
(STATE OR OTHER JURISDICTION   (COMMISSION FILE NUMBER)      (I.R.S. EMPLOYER
     OF INCORPORATION)                                    IDENTIFICATION NUMBER)
- ----------------------------   ------------------------   ----------------------

1301 S. CAPITAL OF TEXAS HIGHWAY, STE. C-300                      78746
             AUSTIN, TEXAS                                      (ZIP CODE)
  (ADDRESS OF PRINCIPAL EXECTIVE OFFICES)
  ---------------------------------------

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (512) 328-2892


                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

================================================================================

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     On May 2, 1996, Prime Medical Services, Inc., a Delaware Corporation ("Prime"), filed a current report on Form 8-K that disclosed the acquisition of all of the outstanding capital stock of Lithotripters, Inc., a North Carolina corporation (the "Company"), for approximately $88,000,000. Prime did not file a management's discussion and analysis of financial condition and results of operations for the Company, financial statements or pro forma financial information for the Company in such Form 8-K because, at that time, no such information was available. Set forth below as an amendment to Item 7 of such Form 8-K are financial statements, pro forma financial information, a management's discussion and analysis of financial condition and results of operations for the Company, as required by Item 7 of Form 8-K.

(A)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

     (See pages F-1 to F-14 attached)

(B) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     (See pages F-15 to F-19 attached)

(C)  PRO FORMA FINANCIAL INFORMATION.

     (See pages F-20 to F-24 attached)

(D)  EXHIBITS.

     23 - Consent of Independent Public Accountants

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 PRIME MEDICAL SERVICES, INC.



Date:  ________ , 1996           By:  ______________________________

                                 Its:  _____________________________

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Lithotripters, Inc.:

  We have audited the accompanying consolidated balance sheets of Lithotripters, Inc. (a North Carolina corporation) as of December 31, 1993, 1994 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years then ended. These financial statements are the responsibility of Lithotripters' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lithotripters, Inc. as of December 31, 1993, 1994 and 1995, and the results of their operations and their cash flows for each of the three years then ended, in conformity with generally accepted accounting principles.

Charlotte, North Carolina,
March 1, 1996.

                              LITHOTRIPTERS, INC.

                          CONSOLIDATED BALANCE SHEETS

                     AS OF DECEMBER 31, 1993, 1994 AND 1995

                                            1993          1994          1995
                ASSETS
 Cash and cash equivalents............  $ 15,626,188  $ 15,928,728  $ 17,521,037
 Accounts receivable, net.............    13,843,253    13,793,827    13,609,930
 Prepaid expenses.....................       730,036       691,622       775,090
                                        ------------  ------------  ------------
     Total current assets.............    30,199,477    30,414,177    31,906,057
 Property and equipment, net..........    26,692,004    23,798,256    21,848,863
 Other assets.........................       438,042       280,774       129,624
                                        ------------  ------------  ------------
                                        $ 57,329,523  $ 54,493,207  $ 53,884,544
                                        ============  ============  ============
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities:
   Accounts payable...................  $  1,900,038  $  1,865,185  $  2,371,939
   Accrued expenses...................       454,218       452,290       520,569
   Accrued distribution...............    13,663,944    14,557,517    14,661,070
   Notes payable, current portion.....     3,949,468     1,775,954     1,851,766
                                        ------------  ------------  ------------
     Total current liabilities........    19,967,668    18,650,946    19,405,344
 Notes payable........................     2,854,374     1,366,718     2,359,574
                                        ------------  ------------  ------------
     Total liabilities................    22,822,042    20,017,664    21,764,918
 Commitments and contingencies (Note
  5)
 Minority interests...................    24,065,639    22,963,915    21,552,837
                                        ------------  ------------  ------------
 Shareholders equity:
   Common stock par value, 100,000
    shares authorized,
    40,000 shares issued and
    outstanding.......................        39,250        39,250        39,250
   Other capital contributions........         3,727         3,727         3,727
   Accumulated earnings...............    46,955,373    60,292,058    72,949,215
   Cumulative distributions...........   (36,556,508)  (48,823,407)  (62,425,403)
                                        ------------  ------------  ------------
     Total shareholders' equity.......    10,441,842    11,511,628    10,566,789
                                        ------------  ------------  ------------
                                        $ 57,329,523  $ 54,493,207  $ 53,884,544
                                        ============  ============  ============

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                              LITHOTRIPTERS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                            1993         1994         1995
Operating revenue....................... $59,997,288  $61,202,943  $59,214,624
Operating expenses:
  Salaries and benefits.................   7,996,280    8,201,083    8,737,366
  Mobile unit expense...................   4,326,181    4,732,301    4,421,877
  Legal and professional fees...........   1,404,028    1,262,864    1,557,680
  Travel and entertainment..............   1,295,823    1,431,229    1,487,432
  Depreciation and amortization.........   4,263,104    4,374,219    5,030,766
  Charges to affiliates.................  (2,263,594)  (2,478,440)  (2,521,468)
  Other.................................   1,824,528    2,328,729    1,862,368
                                         -----------  -----------  -----------
    Total operating expenses............  18,846,350   19,851,985   20,576,021
                                         -----------  -----------  -----------
    Income from operations..............  41,150,938   41,350,958   38,638,603
                                         -----------  -----------  -----------
Interest expense........................    (754,474)    (335,556)    (250,010)
Other income............................     306,303      386,455      478,988
                                         -----------  -----------  -----------
Income before minority interest in
 consolidated income....................  40,702,767   41,401,857   38,867,581
Minority interest in consolidated
 income.................................  27,635,913   28,065,172   26,210,424
                                         -----------  -----------  -----------
    Net income.......................... $13,066,854  $13,336,685  $12,657,157
                                         ===========  ===========  ===========


  The accompanying notes to consolidated financial statements are an integral part of these statements.

                              LITHOTRIPTERS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                     OTHER                                    TOTAL
                         COMMON     CAPITAL    ACCUMULATED  CUMULATIVE    SHAREHOLDERS'
                          STOCK  CONTRIBUTIONS  EARNINGS   DISTRIBUTIONS     EQUITY
Balance, December 31,
 1992................... $39,250    $3,727     $33,888,519 $(25,190,331)  $  8,741,165
  Net income............       0         0      13,066,854            0     13,066,854
  Distributions to
   shareholders.........       0         0               0  (11,366,177)   (11,366,177)
                         -------    ------     ----------- ------------   ------------
Balance, December 31,
 1993...................  39,250     3,727      46,955,373  (36,556,508)    10,441,842
  Net income............       0         0      13,336,685            0     13,336,685
  Distributions to
   shareholders.........       0         0               0  (12,266,899)   (12,266,899)
                         -------    ------     ----------- ------------   ------------
Balances, December 31,
 1994...................  39,250     3,727      60,292,058  (48,823,407)    11,511,628
  Net income............       0         0      12,657,157            0     12,657,157
  Distributions to
   shareholders.........       0         0               0  (13,601,996)   (13,601,996)
                         -------    ------     ----------- ------------   ------------
Balance, December 31,
 1995................... $39,250    $3,727     $72,949,215 $(62,425,403)  $ 10,566,789
                         =======    ======     =========== ============   ============



  The accompanying notes to consolidated financial statements are an integral part of these statements.

                              LITHOTRIPTERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                           1993          1994          1995
Cash flows from operating activities:
  Net income.........................  $ 13,066,854  $ 13,336,685  $ 12,657,157
  Adjustments to reconcile net income
   to net cash provided by operating
   activities-
    Depreciation and amortization....     4,263,104     4,374,219     5,030,766
    Minority interest in consolidated
     income..........................    27,635,913    28,065,172    26,210,424
    Decrease (increase) in accounts
     receivable......................      (620,043)       49,426       183,897
    Decrease (increase) in prepaid
     expenses........................      (188,470)       38,414       (83,468)
    Decrease (increase) in other
     assets..........................       (54,999)            0         1,446
    Increase (decrease) in accounts
     payable.........................      (122,961)      (34,853)      506,754
    Increase (decrease) in accrued
     expenses........................      (181,770)       (1,928)       68,279
                                       ------------  ------------  ------------
    Net cash provided by operating
     activities......................    43,797,628    45,827,135    44,575,255
                                       ------------  ------------  ------------
Cash flows from investing activities:
  Purchase of property and equipment,
   net...............................      (720,536)   (1,323,203)   (2,931,669)
                                       ------------  ------------  ------------
Cash flows from financing activities:
  Proceeds from notes payable........     5,019,811     1,453,150     3,355,000
  Payments on notes payable..........    (5,293,744)   (5,114,320)   (2,286,332)
  Payments on capital leases.........    (6,761,990)            0             0
  Distributions to shareholders......    (9,110,328)  (11,373,326)  (13,498,443)
  Distributions to minority
   interests, net of contributions...   (25,939,268)  (29,166,896)  (27,621,502)
                                       ------------  ------------  ------------
    Net cash used in financing
     activities......................   (42,085,519)  (44,201,392)  (40,051,277)
                                       ------------  ------------  ------------
Net increase in cash and cash
 equivalents.........................       991,573       302,540     1,592,309
Cash and cash equivalents, beginning
 of year.............................    14,634,615    15,626,188    15,928,728
                                       ------------  ------------  ------------
Cash and cash equivalents, end of
 year................................  $ 15,626,188  $ 15,928,728  $ 17,521,037
                                       ============  ============  ============
Supplemental disclosure of cash flow
 information-cash paid during the
 year for interest...................  $    754,000  $    336,000  $    250,000
                                       ============  ============  ============


  The accompanying notes to consolidated financial statements are an integral part of these statements.

                              LITHOTRIPTERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1993, 1994 AND 1995

1. ORGANIZATION AND OPERATIONS:

  Lithotripters, Inc. (Lithotripters) is a North Carolina corporation formed in 1987 for the purpose of sponsoring and managing medical service limited partnerships. Lithotripters serves as the general partner for each partnership with primarily local physicians (primarily urologists) holding the limited partnership units.

  Lithotripters, located in Fayetteville, North Carolina, is a provider of renal lithotripsy services. Lithotripsy involves the use of extracorporeal shock waves to pulverize kidney and ureteral stones. Lithotripters provides lithotripsy services primarily through a network of affiliated partnerships (the Partnerships) to hospitals located primarily in the Southern and Western sections of the United States. The Partnerships operate 23 self-contained mobile lithotripsy systems and two fixed-base systems, all of which feature the Siemens Medical Systems, Inc. Lithostar(TM) machine (the Lithostar). Lithotripters also directly owns and operates three mobile Lithostar units.

  Lithotripters is the managing general partner in each partnership and has an economic interest in each which varies from 20% to 58%. Lithotripters provides a wide array of other services to both the physician partners and the nonaffiliated physician users. As of December 31, 1995, Lithotripters had an ownership interest in the Partnerships as follows:

                                                                        YEAR
                                                          OWNERSHIP  OPERATIONS
                                                          PERCENTAGE COMMENCED
California Lithotripters Limited Partnership II..........    20.0%      1991
Fayetteville Lithotripters Limited Partnership--Arizona
 I.......................................................    37.0       1989
Fayetteville Lithotripters Limited Partnership--Arkansas
 I.......................................................    20.0       1990
Fayetteville Lithotripters Limited Partners--Louisiana
 I.......................................................    22.0       1990
Fayetteville Lithotripters Limited Partnership--South
 Carolina I..............................................    39.0       1989
Fayetteville Lithotripters Limited Partnership--South
 Carolina II.............................................    20.0       1989
Fayetteville Lithotripters Limited Partnership--Utah I...    24.0       1989
Fayetteville Lithotripters Limited Partnership--Virginia
 I.......................................................    20.0       1990
Florida Lithotripters Partnership I......................    20.0       1991
Indiana Lithotripters Limited Partnership................    22.6       1991
San Diego Lithotripters Limited Partnership..............    20.0       1991
Tennessee Lithotripters Limited Partnership..............    33.0       1991
Texas Lithotripsy Limited Partnership I..................    45.5       1991
Texas Lithotripsy Limited Partnership II.................    21.5       1991
California Lithotripters Limited Partnership III, L.P....    20.0       1991
Las Vegas Lithotripters Limited Partnership..............    27.0       1991
Montana Lithotripters Limited Partnership I..............    53.0       1992
Texas Lithotripsy Limited Partnership III................    32.5       1991
Texas Lithotripsy Limited Partnership IV, L.P............    50.0       1992
Texas Lithotripsy Limited Partnership V, L.P.............    58.0       1993
Mountain Lithotripsy Limited Partnership.................    44.0       1995

  Certain of the Partnerships have formed two additional joint venture partnerships to own and operate an additional Lithostar machine. The operations of these two joint ventures are included in the respective Partnerships' accounts.

  The income, losses and cash distributions of the Partnerships are allocated based on the respective ownership interests of the partners.

                              LITHOTRIPTERS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 BASIS OF PRESENTATION

  The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of Lithotripters and the Partnerships (collectively, the Company). The consolidated financial statements also include FastStart, Inc., an entity under common control by the shareholders of Lithrotripters which provides certain training services on behalf of the Company. The accounts of FastStart, Inc. are immaterial to these consolidated financial statements.

  Under the terms of the respective partnership agreements, Lithotripters, as the managing general partner, has the authority to make major financial decisions regarding the assets of the Partnerships without the approval of the limited partners. Due to the significant control exhibited by Lithotripters, the Partnerships have been consolidated in the accompanying financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation with the pro rata share of profit and losses and partners' capital of the Partnerships not owned by Lithotripters allocated to minority interest.

 CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments with an original maturity of less than 90 days to be cash equivalents.

 REVENUE RECOGNITION

  Operating revenue is reported at the estimated realizable amounts from patients, hospitals and insurance providers including a significant amount of revenue funded by Medicare for services rendered. Billings in excess of the estimated realizable amounts generally represent amounts due from patients in excess of amounts paid by the patient's insurance provider or Medicare. Amounts that are considered highly uncollectible are recognized as revenue upon collection. The Company has negotiated agreements with some hospitals to provide lithotripsy services based on fee schedules. Certain agreements with hospitals provide for fees to be paid to the hospital based on varying percentages of revenues collected in connection with services rendered at that hospital. Revenue is recorded net of fees due hospitals. These agreements with the hospitals are generally renewed annually. No individual hospital is material to the consolidated financial statements. Revenue under certain agreements is subject to audit and retroactive adjustments. Provisions for estimated settlements and adjustments are estimated in the period the related services are rendered and adjusted in the period the final settlement is determined.

 ACCOUNTS RECEIVABLE

  The Company records accounts receivable at the estimated realizable amounts which include contractual adjustments for amounts to be paid by the patient insurance providers, Medicare, hospitals and estimated uncollectible amounts. Accordingly, no reserve for doubtful accounts is necessary.

PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Major betterments to equipment are capitalized while normal maintenance and repairs are charged to operations. Depreciation on construction in progress commences upon being placed in service.

                              LITHOTRIPTERS, INC.

                                               1993        1994        1995
   Building................................ $   145,007 $   145,007 $   145,336
   Lithostar machines......................  30,928,994  32,398,994  32,826,578
   Mobile units............................   7,497,733   7,644,501   7,829,643
   Other equipment.........................     438,500     475,396     507,755
   Other vehicles..........................      68,842     104,561     131,824
   Leasehold improvements..................     631,045     665,686     665,686
   Construction in process.................     380,000      22,500     168,655
                                            ----------- ----------- -----------
     Total.................................  40,090,121  41,456,645  42,275,477
   Accumulated depreciation................  13,398,117  17,658,389  20,426,614
                                            ----------- ----------- -----------
     Net total............................. $26,692,004 $23,798,256 $21,848,863
                                            =========== =========== ===========

  Depreciation is provided over the estimated useful lives as follows:

                                                         METHOD     USEFUL LIVES
   Buildings......................................... Straight-line     20 years
   Lithostar machines................................ Straight-line     10 years
   Mobile units...................................... Straight-line     10 years
   Other equipment and vehicles...................... Accelerated   5 to 7 years
   Leasehold improvements............................ Accelerated   5 to 7 years

 INCOME TAXES

  Lithotripters and FastStart, Inc. have elected to be treated as an S Corporation for federal and state income tax purposes. Under current tax law, the income or loss of the Partnerships is included in the income tax return of the partners. As such, income or loss of the Company, including its pro rata share of partnership income, is included in the income tax returns of the shareholders. Accordingly, no provision for income taxes have been recorded in the accompanying consolidated financial statements. However, certain states in which the Company or the Partnerships operate do impose certain franchise and income taxes. Included in other operating expenses are franchise and income tax expenses of approximately $138,000 for 1993, $242,000 for 1994 and $193,000 for 1995.

 MANAGEMENT ESTIMATES AND RISK OF OPERATIONS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In addition, the Company's revenues are derived primarily from the use of the Lithostar machines. As such, the future operations would be significantly impacted by the development of a new technology or an alternative procedure.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of those instruments. The carrying amount of notes payable approximates fair value at December 31, 1995.

                              LITHOTRIPTERS, INC.

3. TRANSACTIONS WITH AFFILIATES:

  Lithotripters provides managerial, operational and other support services to the Partnerships after formation. As the managing general partner, Lithotripters receives a management fee for supervising the Partnerships' operations and business affairs. Generally, under the terms of the individual partnership agreements, such management fees equate to the greater of $8,000 or 7.5% of individual partnership cash flow (as defined) per month. Such management fees amounted to approximately $3,129,000 for 1993, $3,347,000 for 1994 and $3,390,000 for 1995. Such amounts have been eliminated in consolidation.

  In addition, Lithotripters is reimbursed by the Partnerships for certain administrative expenses incurred on behalf of the Partnerships, such as direct administrative salaries and benefits, rent and office supplies. Such reimbursement, which is based on the number of patients served by each partnership divided by the total number of patients served by all partnerships, amounted to approximately $2,436,062 for 1993, $2,715,370 for 1994 and $2,729,531 for 1995. Such amounts have been eliminated in consolidation.

  Lithotripters provides similar services and certain equipment to two affiliated entities and charged $2,263,594 for 1993, $2,478,440 for 1994 and $2,521,468 for 1995. These charges are recorded as charges to affiliates on the accompanying consolidated statements of income.

  In 1993, the Company purchased $335,000 of equipment from an affiliated entity.

  Lithotripters' corporate offices are owned by certain shareholders of Lithotripters and are leased to Lithotripters. The rent expense was approximately $108,000 for 1995, $111,000 for 1994 and $108,000 for 1993.

4. NOTES PAYABLE:

  Notes payable are as follows:

                                               1993        1994        1995
   Equipment loans bearing interest at
    prime plus .25%, secured by certain
    equipment.............................  $ 5,522,628 $ 3,142,672 $ 4,211,340
   Notes payable bearing interest at prime
    plus .25%, secured by accounts
    receivable............................    1,199,300           0           0
   Other..................................       81,914           0           0
                                            ----------- ----------- -----------
                                            $ 6,803,842 $ 3,142,672 $ 4,211,340
                                            =========== =========== ===========

  Future principal payments on notes payable are as follows:

             1996......................... $ 1,851,766
             1997.........................     937,149
             1998.........................     964,475
             1999.........................     457,950
                                           -----------
                                           $ 4,211,340
                                           ===========

                              LITHOTRIPTERS, INC.

5. COMMITMENTS AND CONTINGENCIES:

  The Company carries malpractice insurance coverage with Healthcare Insurance Services, Inc. which is a secondary form of insurance which covers medical professionals once their primary insurance has been exhausted. There are no significant malpractice claims which have been asserted against the Company. Incidents occurring through December 31, 1995, may result in the assertion of claims arising from services provided to patients in the past. Management believes that future claims, if asserted, would be settled within the limits of its insurance coverages.

  The Federal Trade Commission (FTC) has investigated two of the Partnerships to determine whether they pose an unreasonable threat to competition. The Company's counsel has recently been advised by the director of the Bureau of Competition that the FTC staff has recommended that these investigations be closed. Based upon the Company's counsel's experience with the FTC, the Company expects the investigation to be formally closed.

  The Company has entered into an agreement with an investment advisor whereby the advisor would be entitled to a fee in the event Lithotripters and/or certain affiliates are sold to a third party.

  The Company has a facility lease with certain shareholders expiring in December 2000. The Company will have annual minimum operating lease payments of approximately $120,000 in 1996 through 2000.

  The Company has entered into an agreement to purchase equipment in 1996 for one of the partnerships for approximately $1,000,000.

6. PENSION PLAN:

  The Company makes contributions to a defined contribution pension plan for qualified employees of the Company included in these consolidated financial statements, as defined in the plan agreement. Contributions are based on employee's compensation during the plan year. The Company contributed approximately $422,000, $498,000 and $557,000 during 1993, 1994 and 1995, respectively.

                              LITHOTRIPTERS, INC.

                          CONSOLIDATED BALANCE SHEETS

                     DECEMBER 31, 1995 AND MARCH 31, 1996

                                               DECEMBER 31, 1995 MARCH 31, 1996
                                                                  (UNAUDITED)
                                                        (IN THOUSANDS)
                    ASSETS
Cash and cash equivalents.....................     $ 17,521         $ 14,639
Accounts receivable, net......................       13,610           12,547
Prepaid expenses..............................          775              992
                                                   --------         --------
    Total current assets......................       31,906           28,178
Property and equipment, net...................       21,849           21,770
Other assets..................................          130               61
                                                   --------         --------
                                                   $ 53,885         $ 50,009
                                                   ========         ========
     LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable............................     $  2,372         $  2,513
  Accrued expenses............................          520              697
  Accrued distribution........................       14,661           10,818
  Notes payable, current portion..............        1,852              463
                                                   --------         --------
    Total current liabilities.................       19,405           14,491
Notes payable.................................        2,360            5,132
                                                   --------         --------
    Total liabilities.........................       21,765           19,623
Minority interests............................       21,553           20,339
Shareholders' equity:
  Common stock, no par value, 100,000 shares
   authorized, 40,000 shares issued and
   outstanding................................           39               39
  Other capital contributions.................            4                4
  Accumulated earnings........................       72,949           75,943
  Cumulative distributions....................      (62,425)         (65,939)
                                                   --------         --------
    Total shareholders' equity................       10,567           10,047
                                                   --------         --------
                                                   $ 53,885         $ 50,009
                                                   ========         ========

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets

                              LITHOTRIPTERS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                                  (UNAUDITED)

                                          THREE MONTHS ENDED THREE MONTHS ENDED
                                            MARCH 31, 1995     MARCH 31, 1996
                                                     (IN THOUSANDS)
Operating revenue........................      $13,654            $14,308
Operating expenses:
  Salaries and benefits..................        2,106              2,359
  Mobile unit expense....................        1,134                956
  Legal and professional fees............          244                487
  Travel and entertainment...............          441                424
  Depreciation and amortization..........        1,036              1,129
  Charges to affiliates..................         (584)              (655)
  Other..................................          623                713
                                               -------            -------
    Total operating expenses.............        5,000              5,413
                                               -------            -------
    Income from operations...............        8,654              8,895
Interest expense.........................          (63)               (53)
Other income.............................           65                241
                                               -------            -------
Income before minority interest in
 consolidated income.....................        8,656              9,083
Minority interest in consolidated
 income..................................        5,953              6,089
                                               -------            -------
    Net income...........................      $ 2,703            $ 2,994
                                               =======            =======


  The accompanying notes to consolidated financial statements are an integral part of these statements

                              LITHOTRIPTERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                                  (UNAUDITED)

                                                   THREE MONTHS   THREE MONTHS
                                                      ENDED          ENDED
                                                  MARCH 31, 1995 MARCH 31, 1996
                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net income......................................   $  2,703       $  2,994
  Adjustments to reconcile net income to net cash
   provided by operating activities-.............
   Depreciation and amortization..................      1,036          1,129
   Minority interest in consolidated income.......      5,953          6,089
   Decrease in accounts receivable, net...........        645          1,063
   Increase in prepaid expenses...................       (280)          (217)
   Decrease (increase) in other assets............        (30)            49
   Increase in accounts payable...................        529            141
   Increase in accrued expenses...................        121            177
                                                     --------       --------
    Net cash provided by operating activities.....     10,677         11,425
                                                     --------       --------
Cash flows from investing activities:
  Purchase of property and equipment..............       (189)        (1,029)
                                                     --------       --------
Cash flows from financing activities:
  Proceeds from notes payable.....................        165          1,900
  Payments on notes payable.......................       (716)          (517)
  Distributions to shareholders...................     (4,500)        (4,900)
  Distributions to minority interests, net of
   contributions..................................    (10,003)        (9,761)
                                                     --------       --------
    Net cash used in financing activities.........    (15,054)       (13,278)
                                                     --------       --------
Net decrease in cash and cash equivalents.........     (4,566)        (2,882)
Cash and cash equivalents, beginning of period....     15,929         17,521
                                                     --------       --------
Cash and cash equivalents, end of period..........   $ 11,363       $ 14,639
                                                     ========       ========


  The accompanying notes to consolidated financial statements are an integral part of these statements

                              LITHOTRIPTERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1996
                                  (UNAUDITED)

1. BASIS OF PRESENTATION:

  The unaudited consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of Lithotripters, Inc. (Lithotripters) and certain limited partnerships of which Lithotripters is the general partner (collectively, the Company).

  The accompanying unaudited consolidated financial statements have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1995, and reflect all adjustments (which consist of normal recurring adjustments), in the opinion of management, necessary to present fairly the financial position as of March 31, 1996, and the results of operations and cash flows for the periods presented. These statements have not been audited by the Company's independent public accountants. The operating results for the interim periods are not necessarily indicative of results for the full year.

  Certain information and footnote disclosures required for complete financial statements have been condensed or omitted. The notes to consolidated financial statements appearing in the Company's audited financial statements for the year ended December 31, 1995, should be read in conjunction with these interim financial statements. There have been no significant changes in the information reported in those notes other than from normal business activities of the Company and the matter discussed in Note 2 below.

2. SUBSEQUENT EVENT:

  In April 1996, 100% of the common stock of Lithotripters was acquired by Prime Medical Services, Inc. for $88 million, which consisted of $70 million in cash and 1,636,364 shares of Prime's common stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      ------------------------------------
                           OF FINANCIAL CONDITION AND
                           --------------------------
                             RESULTS OF OPERATIONS
                             ---------------------

RESULTS OF OPERATIONS
- ---------------------

Revenues
- --------

Total revenues increased $654,000 (5%) for the three months ended March 31, 1996 compared to the same period in 1995. This increase is in line with the 4.8% increase in procedures performed during the first quarter. The amount received per case remained fairly stable in the first quarter of 1996 compared to the first quarter of 1995.

Expenses
- --------

Total operating expenses increased $413,000 for the three months ended March 31, 1996, compared to the same period in 1995. Salary and benefit expense increased 12% due to normal annual wage increases and the addition of 3 lithotripters and personnel to run them between March 31, 1995 and March 31, 1996. Legal and professional fees increased $243,000 as a result of increased activity in the Federal Trade Commission case against two of the Company's limited partnerships. This case was dropped in March, 1996. Mobile unit expense decreased by $178,000 (15.7%) as a result of a new maintenance contract which the Company signed with Siemens Medical Systems to maintain the mobile units. This contract was effective October 1, 1995.

Other Income
- ------------

Other income increased $176,000 due to an increase in cash reserves maintained by the limited partnerships which increased interest income.

Minority Interest in Consolidated Income
- ----------------------------------------

Minority interest in consolidated income increased $136,000 (2.3%) in 1996 which is related to the 4.9% increase in income before minority interest in consolidated income. Differences between changes in net income and minority interest in consolidated income are due to fluctuations in net income of individual consolidated partnerships and the minority interest ownership percentages of those partnerships.

Liquidity and Capital Resources
- -------------------------------

Cash was $14,639,000 and $17,521,000 at March 31, 1996 and December 31, 1995,
respectively. Cash provided by operating activities for the quarter ended March 31, 1996 was $11,425,000 compared to cash provided by operating activities for the quarter ended March 31, 1995 in the amount of $10,677,000.

Cash used in investing activities for the quarter ended March 31, 1996 was $1,209,000 compared to cash used in investing activities for the quarter ended March 31, 1995 in the amount of $189,000. This was primarily due to the acquisition of a second lithotripter in the Arizona limited partnership. Cash used in financing activities for the quarter ended March 31, 1996 was $13,278,000, which included $517,000 for payments on notes payable and distributions to minority interests and shareholders totaling $9,761,000 and $4,900,000, respectively. Cash used in financing activities for the quarter ended March 31, 1995 was $15,054,000 which included $716,000 for payments on notes payable and distributions to minority interests and shareholders totaling $10,003,000 and $4,500,000 respectively.

Management believes that is present cash position, together with funds generated from operations, and from available lines of credit will provide sufficient resources to meet the Company's cash requirements for current operations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
          -----------------------------------------------------------
                            AND RESULTS OF OPERATION
                            ------------------------

Year ended December 31, 1995 compared to year ended December 31, 1994
- ---------------------------------------------------------------------

For the year ended December 31, 1995, the Company had net income of approximately $12,657,000, as compared to net income for the year ended December 31, 1994 of approximately $13,337,000, a 5.1% decrease. Significant changes in income and expense are discussed below.

Revenues decreased by $1,988,000 (3.2%) during 1995 while procedures performed increased by 0.5%. This decrease in revenues is due to a slight increase in the number of patients treated who are covered by managed care companies.

Operating expenses increased by $724,000 (3.6%) during 1995. This increase is due to a 6% rise in salary and benefit expense resulting from the full year effect of the lithotripter added in 1994 and the lithotripter added in 1995 and normal wage increases to existing employees as well as a 15% increase in depreciation expense. Mobile unit expense decreased $310,000 (6.5%) as a result of a new maintenance contract for the mobile units which was effective
October 1, 1995. Legal and professional fees increased $295,000 (23.4%) as a result of more activity in the Federal Trade Commission case against two of the Company's limited partnerships. The Federal Trade Commission dropped its case in March, 1996.

Interest expense decreased $85,000 because notes payable was less on average in 1995 than in 1994. Other income increased $93,000 primarily due to the fact that more cash reserves were maintained during 1995 than in 1994.

Minority interest in consolidated income decreased $1,855,000 (6.6%) in 1995 which is related to the 6.1% decrease in income before minority interest in consolidated income. Differences between changes in net income and minority interest in consolidated income are due to fluctuations in net income of individual consolidated partnerships and the minority interest ownership percentages of those partnerships.

Year ended December 31, 1994 compared to year ended December 31, 1993
- ---------------------------------------------------------------------

For the year ended December 31, 1994, the Company had net income of approximately $13,337,000, as compared to net income of approximately $13,067,000 for 1993, a 2.1% increase. Significant changes in income and expense are discussed below.

Revenues increased by $1,206,000 (2%). This increase is due to an 8% increase in procedures performed coupled with price compression as a result of increased managed care patients.

Operating expenses increased by $1,006,000 (5.3%) during 1994. Salaries and benefits expense increased 2.6% primarily due to normal annual wage increases. Mobile unit expense increased $406,000 (9.4%) due to expenditures made in an effort to improve the imaging capabilities of the mobile units. Legal and professional fees decreased $141,000 (10%) because of a decrease in activity in the Federal Trade Commission case against two of the Company's limited partnerships. Travel and entertainment expenses increased $135,000 (10.4%) as a result of increased number of meetings with the Company's limited partnerships. Charges to affiliates increased $215,000 (9.5%) because of increased revenue to an entity managed but not owned by the Company.

Interest expense decreased by $419,000 which is a reflection of the decrease in notes payable which the Company experienced in 1994.

Minority interest in consolidated income increased $429,000 (1.6%) in 1994 which is related to the 1.7% increase in income before minority interest in consolidated income. Differences in changes between net income and minority interest in consolidated income are due to fluctuations in net income of individual consolidated partnerships and the minority interest ownership percentages of those partnerships.

Liquidity and Capital Resources
- -------------------------------

The Company's cash was $17,521,000 and $15,929,000 at December 31, 1995 and 1994, respectively. Cash provided by operating activities for the years ended December 31, 1995 and 1994 was $44,575,000 and $45,827,000 respectively. Cash used in investing activities for the year ended December 31, 1995 was $2,932,000 which primarily represented the purchase of two lithotripters. Cash used in financing activities for the year ended December 31, 1995 was $40,051,000 which included $27,622,000 and $13,498,000 distributions to minority interests and shareholders respectively.

The Company believes that its present cash position, together with funds generated from operations, will provide sufficient resources to meet its cash requirements for current operations and repay existing debt.

Adoption of Accounting Standards
- --------------------------------

The financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("Statement 12") in March 1995 for implementation of fiscal years beginning after December 15, 1995. The statement addresses the impact on an enterprise's financial statements when circumstances indicate the carrying amount of an asset may not be recoverable. The Company does not expect adoption of Statement 121 to have a material effect on the financial statements at adoption.

Impact of Inflation
- -------------------

The assets of the Company are not significantly affected by inflation because, having no manufacturing operations, the Company is not required to make large investments in fixed assets. However, the rate of inflation will affect certain of the Company's expenses, such as employee compensation and benefits.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   For the Year Ended December 31, 1995
                                  (Unaudited)
(In thousands, except per share data)

                                                         1995             Historical          Litho
                                         Historical   Acquisitions      Lithotripters,     Acquisition        Pro Forma
                                          Company   and Adjustments(A)       Inc.          Adjustments       as Adjusted
                                         ---------- ---------------     --------------     ------------      -----------
Fee revenue                                 $23,195    $ 7,717               $59,215                           $90,127

Costs and expenses:
 Cost of services and general and
  administrative expenses                    10,057      3,552                15,545                            29,154
 Depreciation and amortization                3,195      1,515                 5,031            (640) (B)        9,101
                                            -------    -------               -------         -------           -------
                                             13,252      5,067                20,576            (640) (C)       38,255
                                            -------    -------               -------         -------           -------

Operating income                              9,943      2,650                38,639             640            51,872

Other income (deductions):
 Interest and dividends                         152                                                                152
 Interest expense                            (1,231)    (1,626)                 (250)         (5,950) (D)       (9,057)
 Other, net                                     647         60                   479                             1,186
                                            -------    -------               -------         -------           -------
                                               (432)    (1,566)                  229          (5,950)           (7,719)

Income before provision for income taxes
 and minority interest                        9,511      1,084                38,868          (5,310)           44,153

Minority interest in consolidated income      1,421        633                26,210           1,763  (E)       30,027

Provision for income taxes                      886                                              483  (F)        1,369
                                            -------    -------               -------         -------           -------

Net income                                  $ 7,204    $   451               $12,658         $(7,556)          $12,757
                                            =======    =======               =======         =======           =======
Primary earnings per share:
 Net income                                   $0.47                                                              $0.75

 Weighted average shares outstanding         15,298         62                                 1,702  (G)       17,062

Fully Diluted earnings per share:
 Net income                                   $0.46                                                              $0.71 (F)

 Weighted average shares outstanding         16,010        991                                 1,702  (G)       18,703

The accompanying notes are an integral part of the Pro Forma Consolidated Financial Statements.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                               December 31, 1995
                                  (Unaudited)
(In thousands)

                                                     Historical       Litho
                                        Historical Lithotripters,  Acquisition    Pro Forma
                                         Company        Inc.       Adjustments   As Adjusted
                                        ----------  ------------   -----------   -----------
ASSETS
Current Assets:
 Cash and cash equivalents                $  4,692     $17,521                   $   22,213
 Accounts receivable, trade, net             4,109      13,610                       17,719
 Other current assets                        2,137         775                        2,912
                                          --------     -------      --------      ---------
   Total current assets                     10,938      31,906             0         42,844
Property and equipment, net                  4,708      21,849        (9,849) (H)    16,708
Intangible assets, net                      52,679                    86,957  (I)   132,319
                                                                      (7,317) (J)

Equity investments                           7,623                                    7,623
Other assets                                 1,679         130          (800) (K)     1,009
                                          --------     -------      --------      ---------
   Total assets                           $ 77,627     $53,885      $ 68,991      $ 200,503
                                          ========     =======      ========      =========

Liabilities and Stockholders' Equity
Current liabilities:
 Current portion of long-term debt        $  3,043     $ 1,852      $  5,000  (I) $   9,895
 Accounts payable                            4,814       2,892         1,067  (I)     8,773
 Accrued expenses and other current
  liabilities                                2,862      14,661         2,200  (K)    19,723
                                          --------     -------      --------      ---------
   Total current liabilities                10,719      19,405         8,267         38,391
Long-term debt, net of current portion      22,323       2,360        65,000  (I)    89,683
Other liabilities                            1,212                                    1,212
Minority interest                              623      21,553        (6,599) (H)    15,577
Stockholders' equity:
 Common stock                                  147          39            16  (I)       163
                                                                         (39) (J)
 Capital in excess of par value             58,700           4        15,874  (I)    74,574
                                                                          (4) (J)
 Accumulated earnings (deficit)            (15,996)     10,524        (3,250) (H)   (18,996)
                                                                      (7,274) (J)
 Treasury stock                               (101)                   (3,000) (K)      (101)
                                          --------     -------      --------      ---------
   Total stockholders' equity               42,750      10,567         2,323         55,640
                                          --------     -------      --------      ---------
   Total liabilities and stockholders'
    equity                                $ 77,627     $53,885      $ 68,991      $ 200,503
                                          ========     =======      ========      =========

The accompanying notes are an integral part of the Pro Forma Consolidated Financial Statements.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   For the Three Months Ended March 31, 1996
                                  (Unaudited)
(In thousands, except per share data)

                                                       Historical          Litho
                                          Historical Lithotripters,     Acquisition        Pro Forma
                                           Company        Inc.          Adjustments       As Adjusted
                                          ---------- --------------     ------------      -----------
Fee Revenue                                 $ 7,224       $14,308                           $21,532

Costs and expenses:
 Cost of services and general and
  administrative expenses                     3,021         4,284                             7,305
 Depreciation and amortization                1,149         1,129             (31) (B)        2,247
                                            -------       -------         -------           -------
                                              4,170         5,413             (31) (C)        9,552
                                            -------       -------         -------           -------

Operating income                              3,054         8,895              31            11,980

Other income (deductions):
 Interest and dividends                          22             0                                22
 Interest expense                              (509)          (53)         (1,488) (D)       (2,050)
 Other, net                                      80           241                               321
                                            -------       -------         -------           -------
                                               (407)          188          (1,488)           (1,707)

Income before provision for income taxes
 and minority interest                        2,647         9,083          (1,457)           10,273

Minority interest in consolidated income        477         6,089             354  (E)        6,920

Provision for income taxes                      264                            95  (F)          359
                                            -------       -------         -------            ------

Net income                                  $ 1,906       $ 2,994         $(1,906)          $ 2,994
                                            =======       =======         =======           =======
Primary earnings per share:
 Net income                                   $0.12                                           $0.17

 Weighted average shares outstanding         16,360                         1,702  (G)       18,062

Fully Diluted earnings per share:
 Net income                                   $0.12                                           $0.16 (F)

 Weighted average shares outstanding         17,368                         1,702  (G)       19,070

The accompanying notes are an integral part of the Pro Forma Consolidated Financial Statements.

                 PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                                 March 31, 1996
                                  (Unaudited)
(In thousands)

                                                     Historical       Litho
                                        Historical Lithotripters,  Acquisition     Pro Forma
                                         Company        Inc.       Adjustments    As Adjusted
                                        ---------- --------------  -----------    -----------
ASSETS
Current Assets:
 Cash and cash equivalents                $  3,316     $14,639                    $  17,955
 Accounts receivable, trade, net             3,574      12,547                       16,121
 Other current assets                        2,073         992                        3,065
                                          --------     -------      --------      ---------
   Total current assets                      8,963      28,178                       37,141
Property and equipment, net                  4,309      21,770        (9,770) (H)    16,309
Intangible assets, net                      52,300                    86,437  (I)   131,914
                                                                      (6,823) (J)

Equity investments                           7,323                                    7,323
Other assets                                 1,672          61          (800) (K)       933
                                          --------     -------      --------      ---------
   Total assets                           $ 74,567     $50,009      $ 69,044      $ 193,620
                                          ========     =======      ========      =========

Liabilities and Stockholders' Equity
Current liabilities:
 Current portion of long-term debt        $  1,511     $   463      $  5,000  (I) $   6,974
 Accounts payable                            1,127       2,513           547  (I)     4,187
 Accrued expenses and other current
  liabilities                                2,484      11,515         2,200  (K)    16,199
                                          --------     -------      --------      ---------
   Total current liabilities                 5,122      14,491         7,747         27,360
Long-term debt, net of current portion      17,467       5,132        65,000  (I)    87,599
Other liabilities                            1,212                                    1,212
Minority interest                              730      20,339        (6,546) (H)    14,523
Stockholders' equity:
 Common stock                                  158          39            16  (I)       174
                                                                         (39) (J)
 Capital in excess of par value             63,968           4        15,874  (I)    79,842
                                                                          (4) (J)
 Accumulated earnings (deficit)            (14,090)     10,004        (3,224) (H)   (17,090)
                                                                      (6,780) (J)
                                                                      (3,000) (K)
                                          --------     -------      --------      ---------
   Total stockholders' equity               50,036      10,047         2,843         62,926
                                          --------     -------      --------      ---------
   Total liabilities and stockholders'
    equity                                $ 74,567     $50,009      $ 69,044      $ 193,620
                                          ========     =======      ========      =========

The accompanying notes are an integral part of the Pro Forma Consolidated Financial Statements.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(A) Includes historical results of the 1995 Acquisitions prior to the acquisition dates and related adjustments. Such adjustments consist of provisions for goodwill amortization and interest expense on debt incurred in connection with the acquisitions prior to the acquisition dates. In addition, the Company's primary and fully diluted shares are adjusted to reflect the effect of options, warrants and convertible debt issued in connection with the acquisitions.
(B) Reflects the reduction in depreciation expense due to the purchase price accounting adjustment to reduce book value of equipment to fair value, offset by an increase in amortization due to goodwill associated with the Litho Acquisition, as shown below:

                                               YEAR ENDED       THREE MONTHS
                                              DEC. 31, 1995 ENDED MARCH 31, 1996
                                              ------------- --------------------
                                                        (IN THOUSANDS)
   Reduction in depreciation expense.........    $(2,631)          $(529)
   Goodwill amortization.....................      1,991             498
                                                 -------           -----
     Total adjustment........................    $  (640)          $ (31)
                                                 =======           =====

(C) Does not include charges associated with the write-off of bank financing fees as described in (M), below.
(D) Reflects additional interest expense attributable to the $70.0 million of bank debt incurred in conjunction with the Litho Acquisition at an assumed interest rate of 8.5%.
(E) Reflects an increase in minority interest resulting from the decrease in depreciation expense due to the adjustment to reduce book value of equipment to fair value in connection with the Litho Acquisition.
(F) Represents an adjustment to reflect income tax expense at an assumed effective state tax rate of 6% and an effective federal tax rate of 2%, as a result of utilization of the NOL. Without the benefit of the NOL, and at an assumed combined state and federal income tax rate of 40%, the Company's pro forma income tax expense would have been $8,523,000, net income would have been $12,784,000 and fully diluted earnings per share would have been $0.55 for the year ended December 31, 1995, and the Company's pro forma income tax expense would have been $2,059,000, net income would have been $3,089,000 and fully diluted earnings per share would have been $0.13 for the three months ended March 31, 1996.
(G) To record (i) the issuance of 1,636,364 shares of the Company's Common Stock used for the stock component of the Litho Acquisition and (ii) stock options issued to key employees of Lithotripters, Inc. concurrently with the acquisition.
(H) Reflects adjustment to fair value for equipment acquired in conjunction with the Litho Acquisition, and the corresponding reductions to minority interest and stockholders' equity.
(I) To record the purchase of the net assets of Lithotripters, Inc. for $70.0 million (bank debt) plus the issuance of 1,636,364 shares of the Company's Common Stock.
(J) To record the elimination of Lithotripters, Inc.'s Common Stock, capital in excess of par value, and accumulated earnings.
(K) Reflects a non-recurring write-off of approximately $3.0 million, including (i) a write-off of $800,000 in deferred costs from the Company's previous bank facility, and (ii) non-recurring costs of $2.2 million not previously recorded related to the Company's new Senior Credit Facility.

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